Exhibit 99.1

News Release

Dec. 6, 2012	DCP Midstream CONTACT:	Lisa Newkirk
	Phone:	303-605-1837
	24-Hour:	303-829-1953
	DCP Midstream Partners CONTACT:	Jonni Anwar
	Phone:	303-605-1868
	24-Hour:	303-887-5419

DCP MIDSTREAM AND DCP MIDSTREAM PARTNERS TO BUILD 200 MMCF/D GAS

PROCESSING PLANT SERVING EAGLE FORD

DENVER, Dec. 6, 2012 — DCP Midstream LLC and DCP Midstream Partners LP (NYSE: DPM) today announced the construction of a new cryogenic plant that will serve growing demand from producers in the liquids rich and prolific Eagle Ford shale.

The new Goliad plant will be constructed and funded by the previously announced DCP Eagle Ford Joint Venture formed Nov. 1, which is owned two-thirds by DCP Midstream and one-third by DCP Midstream Partners.

The Goliad plant will have gas processing capacity of 200 million cubic feet per day. It will become part of the DCP Eagle Ford system providing Eagle Ford producers one-stop service from the plant tailgate to the Gulf Coast market centers. The Goliad plant is expected to be completed by the first quarter of 2014.

“The DCP Midstream enterprise continues to execute on its impressive slate of growth projects underpinned by solid contracts in liquids rich areas,” said Wouter van Kempen, president and chief operating officer of DCP Midstream. “Through co-investment with DCP Midstream Partners and the recent transaction on the pipelines with Phillips 66 and Spectra Energy, we can continue to fund our projects and create value to all our stakeholders.”

“The Goliad plant is another great example of co-investment with our general partner,” said Bill Waldheim, president of DCP Midstream Partners. “Including this transaction, this brings our 2012 co-investment to over $1 billion.”

Goliad is the seventh plant in South Texas owned by the DCP enterprise. It will be part of DCP’s vast, reliable system with:

•	More than 900,000 acres supported by long-term agreements,

•	About 6,000 miles of gathering systems,

•	More than 1 billion cubic feet per day of processing capacity,

•	Three fractionators with about 36,000 barrels per day capacity,

•	Favorable access to interstate and intrastate gas markets,

•	And, access to the Sand Hills pipeline delivering natural gas liquids to Mont Belvieu, Texas, and Gulf Coast petrochemical markets.

DCP Midstream LLC leads the midstream segment as the second-largest natural gas gatherer and processor, the largest natural gas liquids producer and one of the largest marketers in North America. DCP Midstream operates in 18 states across major producing regions. The company is a 50:50 joint venture between Spectra Energy and Phillips 66. It owns the general partner of DCP Midstream Partners LP, a master limited partnership, and provides operational and administrative support to the partnership. DCP Midstream is the largest oil and gas company and the largest private company in Denver, the city of its headquarters, and is the Top Company Winner for Energy/Natural Resources in Colorado as recognized by ColoradoBiz. For more information, visit the DCP Midstream website at www.dcpmidstream.com.

DCP Midstream Partners LP (NYSE: DPM) is a midstream master limited partnership engaged in the business of gathering, compressing, treating, processing, transporting, storing and selling natural gas; producing, fractionating, transporting, storing and selling NGLs and condensate; and transporting, storing and selling propane in wholesale markets. DCP Midstream Partners LP is managed by its general partner, DCP Midstream GP LLC, which is wholly owned by DCP Midstream LLC, a joint venture between Spectra Energy and Phillips 66. For more information, visit the DCP Midstream Partners LP website at www.dcppartners.com.

This press release may contain forward-looking statements as defined under the federal securities laws, including projections, estimates, forecasts, plans, and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties, and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, DCP Midstream Partners’ actual results may vary materially from what management anticipated, estimated, projected, or expected. Other key risk factors that may have a direct bearing on DCP Midstream Partners’ results of operations and financial condition are described in detail in DCP Midstream Partners’ periodic reports filed with the Securities and Exchange Commission. Investors are encouraged to closely consider the disclosures and risk factors contained in DCP Midstream Partners’ reports filed from time to time with the Securities and Exchange Commission. DCP Midstream Partners undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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